Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of June 16, 2022 (this “Agreement”), is entered into by and among the shareholders listed on Exhibit A hereto (each, a “Shareholder”), Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and JATT Acquisition Corp, a Cayman Islands exempted company (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of SPAC (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of SPAC (“Merger Sub 2”), and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), are parties to that certain Business Combination Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Business Combination Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub will be merged with and into Holdco, with Holdco as the surviving company and a wholly owned subsidiary of SPAC, and (ii) immediately following the transaction described in (i), Holdco will be merged with and into Merger Sub 2 (the “Merger”), with Merger Sub 2 surviving the Merger as a direct wholly owned subsidiary of SPAC;

WHEREAS, as of the date hereof, each Shareholder owns the number of shares of common stock, par value $0.0001, of SPAC set forth on Exhibit A (all such shares, or any successor or additional shares of SPAC of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition and inducement to the Company to enter into the Business Combination Agreement, each Shareholder is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Voting Agreements. Each Shareholder, in its capacity as a shareholder of SPAC, agrees that, at the SPAC Shareholder Meeting, at any other meeting of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (the SPAC Shareholder Meeting and all other meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “~~Meeting~~”), such Shareholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares in favor of each of the SPAC Shareholder Voting Matters; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Support Agreement.

2.             Restrictions on Transfer. The Shareholder agrees that it shall not sell, assign or otherwise transfer any of the Shareholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to the Company. SPAC shall not register any sale, assignment or transfer of the Shareholder Shares on SPAC’s transfer (book entry or otherwise) that is not in compliance with this ~~Section 2~~.

3.             No Redemption. Each Shareholder hereby agrees that it shall not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any Shareholder Shares.

4.             Shareholder Representations: Each Shareholder represents and warrants to SPAC and the Company, as of the date hereof, that:

a.	such Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	such Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	(i) if such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the such Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder and (ii) if such Shareholder is an individual, the signature on this Support Agreement is genuine, and such Shareholder has legal competence and capacity to execute the same;

d.	this Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Support Agreement;

g.	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of such Shareholder, by SPAC or Merger Sub;

h.	such Shareholder has had the opportunity to read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors;

i.	such Shareholder has not entered into, and shall not enter into, any agreement that would prevent such Shareholder from performing any of such Shareholder’s obligations hereunder;

j.	such Shareholder has good title to the Shareholder Shares opposite such Shareholder’s name on ~~Exhibit A~~, free and clear of any Liens other than Permitted Liens, and such Shareholder has the sole power to vote or cause to be voted such Shareholder Shares; and

k.	the Shareholder Shares identified in Section 2 of this Support Agreement are the only shares of SPAC Shares owned of record or beneficially owned by the Shareholder as of the date hereof, and none of such Shareholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares that is inconsistent with such Shareholder’s obligations pursuant to this Support Agreement.

5.             Damages; Remedies. The Shareholder hereby agrees and acknowledges that (a) SPAC and the Company would be irreparably injured in the event of a breach by the Shareholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.             Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.             Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Shareholder, the SPAC and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.             Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.             Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.           Governing Law; Jurisdiction; Jury Trial Waiver. Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

11.           Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company and SPAC, at the address set forth in Section 11.3of the Business Combination Agreement, and, with respect to Shareholder, at the address set forth on Exhibit A.

12.              Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement. No such termination shall relieve the Shareholder or the SPAC from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

13.              Adjustment for Stock Split. If, and as often as, there are any changes in the SPAC or the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholder, SPAC, the Company, the Shareholder Shares as so changed.

14.              Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

15.              No Inconsistent Agreements. The Shareholders hereby covenant and agree that they shall not, at any time prior to the termination of this Support Agreement, (a) enter into any voting agreement or voting trust with respect to any Shareholder Shares that is inconsistent with their obligations pursuant to this Support Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder Shares that is inconsistent with the Shareholders’ obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent from satisfying the Shareholders’ obligations pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JATT ACQUISITION CORP

By:	/s/ Verender Badial
Name: Verender Badial
Title: Chief Financial Officer

ZURA BIO LIMITED

By:	/s/ Oliver Levy
Name: Oliver Levy
Title: Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

JATT VENTURES, L.P.

By:	/s/ Someit Sidhu
Name: Someit Sidhu
Title: Limited Partner

By:	/s/ Someit Sidhu
Name: Someit Sidhu, MD
Title: Chairman and Chief Executive Officer

By:	/s/ Tauhid Ali
Name: Tauhid Ali, PhD
Title: Chief Operating Officer and Director

By:	/s/ Verender S. Badial
Name: Verender S. Badial
Title: Chief Financial Officer

By:	/s/ Arnout Ploos van Amstel
Name: Arnout Ploos van Amstel
Title: Director

By:	/s/ Javier Cote-Sierra
Name: Javier Cote-Sierra, PhD
Title: Director

By:	/s/ Graeme Sloan
Name: Graeme Sloan
Title: Director

Exhibit A

Shareholders

Shareholder	Number of Shares	Address for Notices
JATT Ventures, L.P.	3,255,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Someit Sidhu, MD*	3,255,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Tauhid Ali, PhD	30,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Verender S. Badial	30,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Josh Distler, J.D.	75,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Arnout Ploos van Amstel	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Javier Cote-Sierra, PhD	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Graeme Sloan	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

*JATT Ventures, L.P. (the “Sponsor”) is the record holder of such shares. The general partner of the sponsor is JATT Ventures Ltd; Dr. Someit Sidhu, SPAC’s chairman and CEO, is the limited partner of the Sponsor and the director and shareholder of the sponsor's general partner, and as such, has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor.